Exhibit 99.4

Recent Developments
Unless the context otherwise requires, references to “the Company” mean Cenveo Corporation, a Delaware corporation, and “we,” “us,” and “our,” mean collectively the Company, Cenveo, Inc. and all of their consolidated subsidiaries. Cenveo, Inc., a Colorado corporation, is a holding company and holds all of the capital stock of the Company. Capitalized terms used but not otherwise defined in this Exhibit have the meaning ascribed to them in this Current Report on Form 8-K to which this Exhibit is attached.
The following are selected estimated, preliminary and unaudited financial results for the first quarter of 2016, as well as certain comparisons to our unaudited financial results for the first quarter of 2015. These estimated financial results have been prepared by, and are the responsibility of, management and are subject to change.
For the first quarter of 2016, we expect net sales of approximately $430.0 million, compared to net sales of $429.7 million for the first quarter of 2015, and adjusted EBITDA of approximately $35.0 million, compared to $34.5 million for the first quarter of 2015. The weighted average interest rate outstanding for the ABL Facility was 3.5% as of April 2, 2016 and 2.8% as of January 2, 2016, which interest rate differed from the previously disclosed rate of 3.4%. During the first quarter of 2016, we also completed the sale of our folded carton and shrink sleeve packaging businesses, along with our one top-sheet lithographic print operation (collectively, the “Packaging Business”) for cash proceeds to date of $94.6 million. Additionally, we continued to address our May 2017 maturities in our capital structure. We repurchased $34.5 million of our 7% Notes and $10.0 million of our 11.500% Notes. As a result of these repurchases, we will record a total gain on early extinguishment of debt of $21.6 million. In addition, as a result of these strategic transactions, we expect utilization of over $42.0 million of our federal net operating loss carryforwards. Given our operational performance and these strategic transactions, we expect to generate net income of approximately $11.0 million for the first quarter of 2016, compared to a net loss of $7.7 million for the first quarter of 2015.